EXHIBIT 99.1
NEWS RELEASE
RANGE ANNOUNCES RECORD 2006 RESULTS
FORT WORTH, TEXAS, FEBRUARY 26, 2007...RANGE RESOURCES CORPORATION (NYSE: RRC) today announced its 2006 results. Production, revenues, cash flow and earnings all reached record high levels for the year. Revenues totaled $780 million, a 46% increase over the prior year. Cash flow from operations before changes in working capital, a non-GAAP measure, increased 28% to $466 million. Net income jumped 43% to $159 million, while diluted earnings per share increased 33% to $1.14. A 15% increase in production coupled with a 13% rise in realized prices drove the results. Range replaced 450% of production during the year at an all-in cost of $2.10 per mcfe. Proved reserves increased 25% to 1.8 Tcfe.
The 2006 results were impacted by $92.1 million of net non-cash derivative gains, a $38.9 million after-tax non-cash loss from discontinued operations and $26.0 million of non-cash stock compensation expense. Excluding these non-cash items, 2006 net income would have been $156.2 million, ($1.13 per diluted share). Net income and diluted earnings per share for 2006 would have increased 21% and 13%, respectively over the prior year, after adjusting for these non-cash items. (See the accompanying table for calculation of these non-GAAP measures.)
Oil and gas revenues for the year totaled $684 million, 30% higher than the prior year due to higher production and realized prices. Production for the year totaled 100.8 Bcfe, comprised of 75.3 Bcf of gas and 4.3 million barrels of oil and liquids. Production rose in each quarter of the year and averaged 276.1 Mmcfe per day. Range has achieved consecutive production increases in each of the past 16 quarters. Wellhead prices, after adjustment for hedging, rose 13% to $6.79 per mcfe. The average gas price rose 10% to $6.61 per mcf, as the average oil price rose 22% to $47.27 a barrel. Operating expenses per mcfe excluding stock based compensation increased 18% during the year to $0.92, due to higher oilfield costs. Production taxes per mcfe increased 3% to $0.37. General and administrative expenses excluding stock based compensation rose 6% to $0.35 per mcfe due to increased personnel costs. Exploration costs per mcfe excluding stock based compensation increased 24% due to higher dry hole expense and seismic expenditures of $10.6 million. Interest expense increased 30% to $0.57 per mcfe due to higher debt balances and rising interest rates. The non-cash stock compensation expense relating to the appreciation of the Company’s stock held in its deferred compensation plan decreased $22.6 million compared to the prior year. With the adoption of the new accounting rule FAS 123R at the beginning of 2006, stock based compensation is now recognized on a different basis than the stock based expenses recognized in 2005. Stock based compensation is now classified as expenses to where direct salaries are reported, thereby making a comparison of total reported cash and non-cash expenses different between years. The Company recognized $19.1 million or $0.19 per mcfe in stock based compensation in 2006 pursuant to FAS 123R. On an mcfe basis, depletion, depreciation and amortization increased 15% to $1.68 in 2006. A $4.6 million adjustment in the salvage value estimates in our Appalachian properties resulted in a one-time $0.17 per mcfe increase in the DD&A rate for the fourth quarter 2006 and an increase of $0.04 per mcfe for the year. In 2007, the DD&A rate is estimated to average $1.87 per mcfe. The Company classified the Austin Chalk properties acquired from Stroud in June 2006 as assets held for sale. The properties were subsequently sold in February 2007 for $82 million. As previously reported, because of the non-core nature of the assets held for sale and the proportion of non-producing reserves present at purchase, our acquisition price of Stroud attributed $80 million to the properties. However, at the closing of the Stroud acquisition, the assets held for sale were recorded at $140 million based upon an independent third party fair value assessment. Therefore, accounting for the $82 million of sales proceeds, a $25.4 million after-tax non-cash loss from discontinued operations was recognized in the fourth quarter of 2006.

In the fourth quarter, oil and gas revenues rose 13% to $177 million, with higher production partially offset by a 4% decline in realized prices. Production in the quarter rose 17% from the prior-year period, averaging 293.5 Mmcfe per day, a record high. Realized prices, after hedging, averaged $6.57 per mcfe, a 4% decrease. Cash flow from operations before changes in working capital, a non-GAAP measure, increased 4% to a record $115 million. Net income for the quarter totaled $427,000 after deducting the loss from discontinued operations. Excluding the non-cash items noted above, earnings for the quarter would have been $30.6 million or $0.21 per diluted share. (See accompanying table for calculation of these non-GAAP measures.)
As previously reported, the Company replaced 450% of production in 2006. Drilling alone replaced 377% of production. Proved reserves at December 31, 2006 totaled 1.8 Tcfe, including 1.4 Tcf of natural gas and 53.7 million barrels of crude oil and liquids. Reserves increased 351 Bcfe or 25% during the year. The percentage of proved undeveloped reserves was equal to year-end 2005, pro forma for the Stroud acquisition. Independent petroleum consultants reviewed 87% of the reserves by volume. At year-end, the pretax present value of proved reserves, based on constant prices and costs, discounted at 10% totaled $2.8 billion. The reserve value was based on year-end benchmark prices of $5.64 per Mmbtu and $61.05 per barrel NYMEX, compared to $10.08 per Mmbtu and $61.04 a barrel one year earlier. At year-end, reserves were 82% natural gas by volume, and the reserve life index stood at 16.3 years based on fourth quarter production rates. The Company’s all-in finding and development cost averaged $2.10 per mcfe. Drilling expenditures, including $80 million of acreage costs in 2006, totaled $612 million giving the Company a drill bit finding and development cost of $1.61 per mcfe. The capital funded the drilling of 1,017 (704 net) wells and 80 (62 net) recompletions. The Company has set a 2007 capital budget, excluding acquisitions, of $698 million to fund the drilling of 924 (691 net) wells and 72 (52.2 net) recompletions. Based on current futures prices and hedges in place, the 2007 capital budget is anticipated to be fully funded with internal cash flow and asset sales.
The drilling program continued to achieve positive results during the fourth quarter. The Appalachian division achieved a 100% success rate in the drilling of 186 (109 net) development wells in its various tight sand and coal bed methane properties. Highlights for the quarter include encouraging results from our pilot project to test 30-acre down spacing at the Nora coal bed methane field in Virginia. Our Appalachian shale project is progressing with 410,000 net acres currently under lease. In 2006, the Company drilled 12 vertical wells and three horizontal wells to test commerciality of the play. In 2007, drilling continues with 60 vertical and eight horizontal wells planned. To support our shale expansion effort, Range has opened an office in Pittsburgh, Pennsylvania. Highlights in our Midcontinent division included completion of a Texas Panhandle Upper Morrow well that is currently producing at 9.6 (4.9 net) Mmcfe per day and record production of 7.6 (3.8 net) Mmcfe per day from our northern Oklahoma oil field rejuvenation project where we announced our purchase of the remaining 35% working interest. In the Permian division, production from the Fort Worth Barnett shale play, reached 35 Mmcfe per day at year-end. Subsequent to year-end, two additional wells were brought online with a combined production rate of 19.8 (14.9 net) Mmcfe per day. In addition, Range plans to spud its first Barnett shale well in Ellis County, Texas in late March. In the Gulf Coast division, Range reached total depth on five wells in the fourth quarter. The most significant wells included the West Cameron 295 #4ST drilled in federal waters, offshore Louisiana, which encountered 110 feet of natural gas pay and is currently producing 4.3 (0.5 net) Mmcfe per day from the deepest completion with the main pay zone still behind pipe. In addition, the Weyerhaeuser #8-1 (70% working interest) was drilled onshore in Jackson Parish, Louisiana. Range is currently testing the well, which encountered potential pay in six zones. Finally, the Company participated at a 25% working interest in the drilling of a well in Wayne County, Mississippi to test the Norphlet formation. After extensive evaluation, the well was plugged and abandoned. A second well to test the concept is currently being evaluated, and if drilled, is anticipated to spud in late 2007 or early 2008.
Commenting, John H. Pinkerton, the Company’s President, said, “2006 was a watershed year for Range. Record financial results were achieved and our operating results were outstanding. We increased production by 15% and reserves by 25% while maintaining our top-quartile finding cost structure. Our drilling inventory now includes more than 9,400 projects, and our emerging plays provide tremendous reserve potential. Looking ahead, we are off to a terrific start in 2007. We have 35 rigs currently in operation and recent drilling results are encouraging. One asset sale has been completed and another is progressing well, strengthening our financial position and supporting the internal funding of our capital program. Our 15% production growth target coupled with our attractive hedge position and low cost structure should propel us to another year of record financial results in 2007.”

The Company will host a conference call on Tuesday, February 27 at 2:00 p.m. ET to review these results. To participate in the call, please dial 877-407-8035 and ask for the Range Resources 2006 financial results conference call. A replay of the call will be available through March 6 at 877-660-6853. The conference ID for the replay is 232016 and the Account number is 286.
A simultaneous webcast of the call may be accessed over the Internet at www.rangeresources.com or www.vcall.com. To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Company’s website for 15 days.
Non-GAAP Financial Measures:
Earnings for 2006 included an $86.5 million mark-to-market gain on certain derivative transactions, derivative ineffective hedging gains of $6.0 million, a non-cash stock compensation expense of $26.0 million and a loss on discontinued operations of $38.9 million net of tax. Excluding such items, income before income taxes would have been $254.6 million, a 24% increase over the prior year. Adjusting for the after-tax effect of these items, the Company’s earnings would have been $156.2 million in 2006 or $1.17 per share ($1.13 per diluted share). If similar items were excluded, 2005 earnings would have been $129.1 million or $1.04 per share ($1.00 per diluted share). In 2005, mark-to-market derivative gains of $10.9 million, ineffective hedging losses of $3.4 million and $36.2 million of non-cash stock compensation. (See reconciliation of non-GAAP earnings in the accompanying table.) The Company believes results excluding these items are more comparable to estimates provided by security analysts and, therefore, are useful in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.
Cash flow from operations before changes in working capital as defined in this release represents net cash provided by operations before changes in working capital and exploration expense adjusted for certain non-cash compensation items. Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt. Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry. In turn, many investors use this published research in making investment decisions. Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operations, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity. A table is included which reconciles net cash provided by operations to Cash flow from operations before changes in working capital as used in this release. On its website, the Company provides additional comparative information on prior periods.
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Finding and development costs included in this release are calculated based upon all cash costs associated with its drilling program during the year. Such costs exclude all non-cash and pipeline costs. The Company provides on its website a reconciliation of its calculation of finding and development costs to those used by the SEC. Except for historical information, statements made in this release, including those relating to prospective drilling inventory, future earnings, cash flow, capital expenditures and production growth are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2007-8
Contacts:	Rodney Waller, Senior Vice President
David Amend, IR Manager

Karen Giles, Sr. IR Specialist
(817)870-2601
www.rangeresources.com

RANGE RESOURCES CORPORATION
STATEMENTS OF INCOME
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006	2005		2006	2005
Revenues
Oil and gas sales	$177,323	$156,881		$683,928	$525,074
Transportation and gathering	581	661		2,827	2,578
Transportation and gathering — non-cash stock compensation (a)	(83)	(62)		(320)	(117)
Mark-to-market hedging gain	2,757	10,868		86,491	10,868
Ineffective hedging gain (loss) (b)	2,475	(3,029)		5,965	(3,446)
Other	1,074	1,087		837	883

	184,127	166,406	11%	779,728	535,840	46%

Expenses
Direct operating	26,863	17,729		90,821	66,632
Direct operating — non-cash stock compensation (a)	374	254		1,403	480
Production and ad valorem taxes	8,534	10,270		36,915	31,516
Exploration	10,002	9,818		42,173	29,354
Exploration — non-cash stock compensation (a)	883	666		3,079	1,250
General and administrative	9,924	9,144		35,591	28,574
General and administrative — non-cash stock compensation (a)	3,948	2,437		14,295	4,870
Non-cash compensation (c)	7,220	2,681		6,873	29,474
Interest	18,127	10,756		57,577	38,797
Depletion, depreciation and amortization	52,018	34,416		169,661	127,514

	137,893	98,171	40%	458,388	358,461	28%

Income from continuing operations before income taxes	46,234	68,235	-32%	321,340	177,379	81%

Income taxes
Current	97	740		1,912	1,071
Deferred	20,317	24,813		121,814	65,297

	20,414	25,553		123,726	66,368

Income from continuing operations	25,820	42,682	-40%	197,614	111,011	78%
Discontinued operations, net of taxes	(25,393)	—		(38,912)	—

Net income	$427	$42,682	-99%	$158,702	$111,011	43%

Basic
Income from continuing operations	$0.19	$0.33	-42%	$1.48	$0.89	66%
Net income	$—	$0.33	-100%	$1.19	$0.89	34%

Diluted
Income from continuing operations	$0.18	$0.32	-44%	$1.42	$0.86	65%
Net income	$—	$0.32	-100%	$1.14	$0.86	33%

Weighted average shares outstanding, as reported
Basic	137,521	127,618	8%	133,751	124,130	8%
Diluted	142,544	133,050	7%	138,711	129,126	7%

(a)	Costs associated with FASB 123R which effective with third quarter 2006 have been reflected in the categories associated with the direct personnel costs.

(b)	Included in Other revenues in the 10-K.

(c)	Effective with third quarter 2006, the amount reflects the change in the market value of the Company stock during the period held in the deferred compensation plan.

RANGE RESOURCES CORPORATION
OPERATING HIGHLIGHTS
(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006	2005		2006	2005
Average Daily Production
Oil (bbl)	8,742	8,708	0%	8,656	8,305	4%
Natural gas liquids (bbl)	2,826	2,856	-1%	2,991	2,772	8%
Gas (mcf)	224,092	180,865	24%	206,210	172,613	19%
Equivalents (mcfe) (a)	293,500	250,250	17%	276,097	239,076	15%

Prices Realized
Oil (bbl)	$49.09	$40.38	22%	$47.27	$38.71	22%
Natural gas liquids (bbl)	$29.59	$33.00	-10%	$33.62	$27.27	23%
Gas (mcf)	$6.31	$6.96	-9%	$6.61	$6.03	10%
Equivalents (mcfe) (a)	$6.57	$6.81	-4%	$6.79	$6.02	13%

Operating Cash Costs per mcfe (b)
Field expenses	$0.90	$0.67	34%	$0.83	$0.67	24%
Workovers	$0.09	$0.10	-10%	$0.07	$0.09	-22%

Total Operating Costs	$0.99	$0.77	29%	$0.90	$0.76	18%

(a)	Oil and natural gas liquids are converted to gas equivalents on a basis of six mcf per barrel.

(b)	Excludes non-cash stock compensation.
BALANCE SHEETS
 (In thousands)

	December 31,	December 31,
	2006	2005

Assets
Current assets	$147,445	$145,875
Current deferred tax asset	—	61,677
Current unrealized hedging gain	93,588	425
Assets held for sale	79,304	—
Oil and gas properties	2,676,676	1,741,182
Transportation and field assets	47,143	39,244
Unrealized hedging gain	61,068	—
Other	82,450	30,582

	$3,187,674	$2,018,985

Liabilities and Stockholders’ Equity
Current liabilities	$223,519	$158,493
Current asset retirement obligation	4,216	3,166
Current unrealized hedging loss	4,621	160,101

Bank debt	452,000	269,200
Subordinated notes	596,782	346,948

Total long-term debt	1,048,782	616,148

Deferred taxes	468,643	174,817
Unrealized hedging loss	266	70,948
Deferred compensation liability	90,094	73,492
Long-term asset retirement obligation	91,372	64,897

Common stock and retained earnings	1,241,696	860,617
Stock in deferred compensation plan and treasury	(22,056)	(16,567)
Other comprehensive income (loss)	36,521	(147,127)

Total stockholders’ equity	1,256,161	696,923

	$3,187,674	$2,018,985

RANGE RESOURCES CORPORATION
CASH FLOWS FROM OPERATIONS

(Unaudited, in thousands)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net income	$427	$42,682	$158,702	$111,011
Adjustments to reconcile Net income to net cash provided by operations:
Loss from discontinued operations	25,393	—	38,912	—
Gain from equity investment	(609)	—	(548)	—
Deferred income tax (benefit)	20,317	24,813	121,814	65,297
Depletion, depreciation and amortization	52,018	34,416	169,661	127,514
Exploration dry hole costs	5,789	4,541	16,103	7,045
Mark-to-market derivative (gain)	(2,757)	(10,868)	(86,491)	(10,868)
Unrealized derivative (gains) losses	(2,476)	3,128	(5,654)	3,505
Allowance for bad debts	47	—	80	675
Amortization of deferred issuance costs	606	401	1,827	1,662
Non-cash compensation	13,616	6,978	27,455	37,391
Loss (gain) on sale of assets and other	(36)	(669)	940	(512)

Changes in working capital:
Accounts receivable	384	(27,579)	32,881	(44,533)
Inventory and other	754	3,427	(1,157)	(3,452)
Accounts payable	12,751	21,937	(5,049)	27,472
Accrued liabilities	(983)	3,540	(1,861)	3,538

Net changes in working capital	12,906	1,325	24,814	(16,975)

Net cash provided from continuing operations	$125,241	$106,747	$467,615	$325,745

RECONCILIATION OF CASH FLOWS

(In thousands)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net cash provided from continuing operations	$125,241	$106,747	$467,615	$325,745

Net change in working capital	(12,906)	(1,325)	(24,814)	16,975

Exploration expense	4,213	5,277	26,070	22,309

Other	(1,294)	(83)	(2,526)	(788)

Cash flow from operations before changes in working capital, non-GAAP measure	$115,254	$110,616	$466,345	$364,241

ADJUSTED WEIGHTED AVERAGE SHARES OUTSTANDING

(Unaudited, in thousands)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Basic:
Weighted average shares outstanding	138,724	129,847	135,016	126,339
Stock held by deferred compensation plan	(1,203)	(2,229)	(1,265)	(2,209)

	137,521	127,618	133,751	124,130

Dilutive:
Weighted average shares outstanding	138,724	129,847	135,016	126,339
Dilutive stock options under treasury method	3,820	3,203	3,695	2,787

	142,544	133,050	138,711	129,126

RANGE RESOURCES CORPORATION
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
AS REPORTED TO INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
EXCLUDING CERTAIN NON-CASH ITEMS

(Unaudited, in thousands, except per share data)	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2006	2005		2006	2005
As reported	$46,234	$68,235	-32%	$321,340	$177,379	81%
Adjustment for certain non-cash items
(Gain) loss on sale of properties	(176)	128		(21)	(98)
Mark-to-market on derivative (gain)	(2,757)	(10,868)		(86,491)	(10,868)
Ineffective commodity derivative (gain) loss	(2,475)	3,029		(5,965)	3,446
Amortization of ineffective interest hedges	—	98		311	58
Transportation and gathering — non-cash stock compensation	83	62		320	117
Direct operating — non-cash stock compensation	374	254		1,403	480
Exploration expenses — non-cash stock compensation	883	666		3,079	1,250
General & administrative — non-cash stock compensation	3,948	2,437		14,295	4,870
Deferred compensation plan — non-cash	7,220	2,681		6,873	29,474
Equity method investment gain	(609)	—		(548)	—

As adjusted	52,725	66,722	-21%	254,596	206,108	24%
Income taxes, adjusted
Current	97	740		1,912	1,071
Deferred	22,018	24,271		96,492	75,979

Net income excluding certain items	$30,610	$41,711	-27%	$156,192	$129,058	21%

Non-GAAP earnings per share
Basic	$0.22	$0.33	-33%	$1.17	$1.04	13%

Diluted	$0.21	$0.31	-32%	$1.13	$1.00	13%

HEDGING POSITION
 As of February 22, 2007

(Unaudited)		Gas		Oil
		Volume	Average	Volume	Average
		Hedged	Hedge	Hedged	Hedge
		(MMBtu/d)	Prices	(Bbl/d)	Prices
Calendar 2007	Swaps	96,336	$9.13	—	—
Calendar 2007	Collars	98,500	$7.13 - $9.99	6,300	$53.46 - $65.33

Calendar 2008	Swaps	105,000	$9.42	—	—
Calendar 2008	Collars	55,000	$7.93 - $11.39	6,000	$58.09 - $75.11
Note: Details as to the Company’s hedges are posted on its website and are updated periodically.